Exhibit 99.4

Email Sent to Philips’ Employees on December 17, 2014

Subject: Major acquisition to boost our Image Guided Therapy business

Dear colleagues,

We have announced today that we have entered into an agreement to acquire Volcano, a leader in catheter–based imaging and measurements for minimally invasive diagnostics and treatment of cardiovascular disease.

Based in San Diego, Volcano is a global leader in IVUS (a technology to image diseased arteries from within) and FFR (a technology to measure the blood flow within arteries), with a broad product range which is unique in the industry.

Upon closing of the transaction, which is anticipated in the first quarter of 2015, Volcano and its 1,800 employees will become part of Philips’ Image Guided Therapy (IGT) business, which is led by Bert van Meurs.

Image-guided therapies provide significant benefits for healthcare systems and patients, including reduced patient trauma, shorter recovery times and hospital stays, and lower costs. As a result, our clinical partners and customers are asking for a tighter integration of imaging and measurement technologies to enable such therapies. This transaction allows us to provide our customers with an integrated solution to improve procedural outcomes at a decisive stage in the health continuum

The ultimate goal of this integrated approach to health care is to drive improved clinical and financial outcomes throughout the health continuum and keeping people out of the hospital, is an important part of that. Image-guided therapies play a vital role in achieving that goal.

Over the last couple of years, Philips has created a successful and leading Image Guided Therapy business. We have built up a strong product portfolio and a sizeable customer base. One in every three interventional X-ray imaging systems sold in the world is a Philips system. The images of these systems provide the maps that allow the clinician to guide thin, tube-shaped instruments called catheters through the body to the area of interest and perform the treatment.

In image-guided treatments of the heart and blood vessels, there is a growing use of some very advanced catheters that are capable of producing images of the interior of the blood vessel or perform measurements such as the blood flow. There is increasing clinical evidence that the use of such technologies in conjunction with interventional X-ray imaging helps improve procedure outcomes.

Volcano is a unique player in this space, with an impressive portfolio and sales force. The agreement to acquire Volcano is a logical and important strategic step to enter the catheter-based imaging and measurement segment as a leader.

The combination of two industry leaders will create new sources of recurring revenue streams and increase sales growth for Philips in the EUR 4 billion image-guided therapy market opportunity.

Sales growth will be accelerated through Volcano’s close customer relationships associated with its disposable products and channel synergies that will create cross-selling opportunities between both companies’ existing customer bases. Furthermore, the combination of Volcano’s proven clinical development and commercialization capabilities with Philips’ next generation of imaging and measurement technologies, will allow Philips to introduce new solutions in higher growth segments such as the minimally invasive treatment of heart rhythm disorders and structural heart diseases. These are promising segments growing at double-digit rates.

We have had a successful partnership with VOLCANO since 2007, so we know them very well. We share the same passion and vision for innovation in image guided therapies. The unique capabilities of Volcano’s employees will be vital going forward; their deep customer relationships, strong clinical skills and entrepreneurial culture will help to ensure success for the new image-guided therapy business group.

Today’s announcement is significant as it confirms the progress we are making in our transformation towards Philips HealthTech. To become the global leader in HealthTech and shape the future of the industry, we need to make investments to boost growth and drive profitability and to generate more value for our customers, employees and shareholders.

Our acquisition of Volcano is a major step in this transformation journey and I look forward to welcoming our new Volcano colleagues to the Philips team.

We are now reaching out to customers and suppliers to share this exciting news and we will keep you up to date with the acquisition process.

Please click here to view a video in which I talk further about acquiring Volcano, and here for the Press Release issued this morning.

Best regards,

Frans van Houten

Forward-looking statements

This release may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Philips and certain of the plans and objectives of Philips with respect to these items, including without limitation completion of the tender offer and merger and any expected benefits of the merger, and certain forward-looking statements regarding Volcano, including without limitation with respect to its business, the proposed tender offer and merger, the expected timetable for completing the transaction, and the strategic and other potential benefits of the transaction. Completion of the tender offer and merger are subject to conditions, including satisfaction of a minimum tender condition and the need for regulatory approvals, and there can be no assurance that those conditions can be satisfied or that the transactions described in this release (the “Transactions”) will be completed or will be completed when expected. Often, but not always, forward-looking statements can be identified by the use of words such as “plans,” “expects,” “expected,” “scheduled,” “estimates,” “intends,” “anticipates,” “projects,” “potential,” “continues” or “believes,” or variations of such words and phrases or state that certain actions, events, conditions, circumstances or results “may,” “could,” “should,” “would,” “might” or “will” be taken, occur or be achieved. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future and there are many factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. These factors include, but are not limited to, (i) the risk that not all conditions of the Offer or the merger will be satisfied or waived; (ii) uncertainties regarding the two companies’ ability to successfully market both new and existing products; (iii) uncertainties relating to the anticipated timing of filings and approvals relating to the Transactions; (iv) uncertainties as to the timing of the tender offer and merger; (v) uncertainties as to how many of Volcano’s stockholders will tender their stock in the tender offer; (vi) the possibility that competing offers will be made; (vii) the failure to complete the tender offer or the merger in the timeframe expected by the parties or at all; (viii) the outcome of legal proceedings that may be instituted against Volcano and/or others relating to the Transactions; (ix) Volcano’s ability to maintain relationships with employees, customers, or suppliers; (x) domestic and global economic and business conditions; (xi) developments within the euro zone; (xii) the successful implementation of Philips’ strategy and the ability to realize the benefits of this strategy; (xiii) legal claims; (xiv) changes in exchange and interest rates; (xv) changes in tax rates, raw materials and employee costs; (xvi) the ability to successfully exit certain businesses or restructure the operations; (xvii) the rate of technological changes; (xviii) political, economic and other developments in countries where Philips operates; (xix) industry consolidation and competition; and (xx) other risk factors described in Volcano’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the United States Securities and Exchange Commission (“SEC”). Any forward-looking statements in this release are based upon information known to Philips on the date of this announcement. Neither Philips nor Volcano undertakes any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Additional Information

The tender offer described in this communication (the “Offer”) has not yet commenced, and this communication is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Volcano or any other securities. On the commencement date of the Offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the SEC by Philips and a Solicitation/Recommendation Statement on Schedule 14D-9 will be filed with the SEC by Volcano. The offer to purchase shares of Volcano common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The tender offer statement will be filed with the SEC by Clearwater Merger Sub, Inc., a wholly owned subsidiary of Philips Holding USA Inc., which is a wholly owned subsidiary of Royal Philips, and the solicitation/recommendation statement will be filed with the SEC by Volcano. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the Information Agent for the Offer, which will be named in the tender offer statement.